Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer

David T. McGraw, Vice President – Finance, Chief Financial Officer

Telephone 952-996-1674

Communications Systems, Inc. Announces

Results for 2009 Third Quarter and Nine Months Ended September 30, 2009

Minnetonka, MN ---- November 10, 2009----- Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its third quarter and nine months ended September 30, 2009.

For the three months ended September 30, 2009, net income was $1,861,000 or $.22 per diluted share compared to $2,794,000 or $.32 per diluted share for the comparable period in 2008. Revenue was $28,107,000 compared to $32,683,000 for the same period in 2008. For the nine months ended September 30, 2009, consolidated sales decreased 11% to $83,457,000 compared to $94,295,000 for the same period last year while net income was down slightly to $4,833,000 or $.58 per diluted share from $5,241,000 or $.61 per diluted share in the same period of 2008.

Despite the continuing recession within the United States, including weakness in the housing and construction sectors, the Company’s consolidated revenues from sales in North America increased slightly in the first nine months of 2009 compared to the same period in 2008. Consolidated revenues from sales outside North America during the first nine months of 2009 were, however, impacted by weak economic conditions in Europe and the rest of the world and declined approximately 51% compared to the same period in 2008. Additional and more detailed information regarding the Company’s financial results will be contained in the Company’s report on Form 10-Q which will be filed with the Securities and Exchange Commission on or about November 12, 2009.

Jeffrey K. Berg, President and CEO of Communications Systems, Inc., commented: “CSI had a strong third quarter and first nine months of 2009 even when compared to 2008 which was one of the best years in CSI’s 40-year history. While the world-wide economy in general continues to be more challenging than most economists predicted, our operating income for the third quarter and nine months ended September 30, 2009 exceeded our expectations.”

“In addition, even though we expect difficult market conditions for the remainder of 2009 and into 2010, our financial strength will enable us to continue making strategic investments for future sales growth and increased profitability at each of our business segments.”

David T. McGraw, Vice President – Finance and CFO, also commented: “CSI’s balance sheet remains very strong with a current ratio of 6 to 1 and cash, cash equivalents and investments have increased by $9.0 million dollars to $38,954,000 from December 31, 2008. Net investment income has increased by 57% in 2009 compared to the first nine months of 2008, due to a shift in investment strategy that started in 2008. CSI has over $18,800,000 invested in certificates of deposit that are currently yielding over 2.2%, significantly higher than current money market funds. During the first nine months of 2009, cash provided by operations was $15,223,000 compared to $6,695,000 for the same period in 2008. Significant decreases in outstanding receivables and reductions in inventories added to cash flows from operations. Due to our strong cash flow effective as of July 1, 2009 our Board of Directors increased the dividend payable to shareholders to $.14 per share compared to $.12 per share for the eight quarters prior to July 1, 2009.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Sales	$28,107,200	$32,682,521	$83,456,557	$94,294,798
Gross margin	10,867,919	13,526,814	31,297,459	36,239,068
Operating income	3,349,210	5,235,801	7,893,553	8,364,176
Income before income taxes	3,521,819	5,495,127	8,472,822	8,941,204
Income taxes	1,660,485	2,701,000	3,640,175	3,700,000
Net income	$1,861,334	$2,794,127	$4,832,647	$5,241,204

Basic net income per share	$0.22	$0.33	$0.58	$0.61
Diluted net income per share	$0.22	$0.32	$0.58	$0.61
Cash dividends per share	$0.14	$0.12	$0.38	$0.36

Average basic shares outstanding	8,347,701	8,579,530	8,336,027	8,599,558
Average dilutive shares outstanding	8,371,155	8,612,194	8,345,290	8,638,465

Selected Balance Sheet Data

	September 30, 2009	December 31, 2008

Total assets	$102,206,769	$98,737,791
Cash & Investments	38,953,564	29,951,561
Property, plant and equipment, net	13,959,122	12,014,541
Long-term liabilities	3,926,000	4,918,716
Stockholders’ equity	85,554,449	83,728,143